FOR IMMEDIATE RELEASE

ADP APPOINTS CHRISTOPHER R. REIDY CHIEF FINANCIAL OFFICER AND DAN SHELDON PRINCIPAL ACCOUNTING OFFICER AND INTERIM PRINCIPAL FINANCIAL OFFICER

ROSELAND, NJ, August 2, 2006 – The board of directors of Automatic Data Processing, Inc. (NYSE:ADP) has appointed Christopher R. Reidy to the position of chief financial officer, Gary C. Butler, president and chief operating officer and CEO-elect, announced today. Mr. Reidy will assume his role no later than October 2, 2006.

Mr. Reidy, who is 49 years old, has over 25 years of varied financial experience, most recently as the controller and chief accounting officer of AT&T Corporation. He received a B.S in accounting from St. Francis College and an M.B.A. from Harvard Business School.

Commenting on the appointment, Mr. Butler stated, “Chris has had an extraordinary career. A CPA with 11 years in public accounting, Chris started his career at Price Waterhouse and later became a partner at Deloitte & Touche. He has been the chief financial officer of AT&T’s two largest operating groups, Business Services and Consumer Services. Chris has extensive experience across the accounting and controls, financial planning and analysis, and financial and regulatory reporting functions. He has also been chief financial officer of NBA Properties, a global enterprise where he gained significant management and operating experience as well as exposure to new high growth ventures. Chris is also familiar with many of the global outsourcing and off-shoring initiatives that impact ADP, given AT&T’s own initiatives.”

Mr. Butler also announced that ADP’s board of directors had appointed Dan Sheldon, ADP’s controller since 2003, to the additional positions of principal accounting officer and, until Mr. Reidy assumes his role, interim principal financial officer.

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective processing and information-based business solutions.

Source: Automatic Data Processing, Inc.

ADP Investor Relations, 973.974.5858

#08#02#06